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                                                                    EXHIBIT 99.1

QUEST NET CORP ANNOUNCES ACQUISITION OF VIDIKRON

Business Editors

PEMBROKE PARK, Fla. -- (BUSINESS WIRE) -- March 16, 2001 -- Quest Net Corp. (OTCBB:QNET) a telecom service provider today announced that it has executed an Agreement and Plan of Exchange with Vidikron of America, Inc. ("Vidikron"), a privately held company based in Hillside, New Jersey. Vidikron is being acquired in a stock-for-stock transaction in which Vidikron's shareholders will receive approximately 85% of the outstanding common stock of QNET on a fully diluted basis. Upon closing of the transaction, which is expected to take place before the end of the first quarter of this year, Vidikron will become a wholly owned subsidiary of QNET. Vidikron representatives will compose the majority of the Board of Directors of QNET. To complete the transaction, QNET's Board has approved and the shareholders have approved by written consent a reverse split in the outstanding common stock of QNET of up to one-for-forty. The record date for the reverse common stock split is March 16, 2001.

Vidikron of America is a leading manufacturer of high-end projection systems and support accessories for the Home Theater, consumer and commercial markets. It's award-winning products and technology are available in more than 42 countries.

Charles Walner, President and Chief Executive Officer of QNET, indicated "We believe that the acquisition of Vidikron will provide a new direction for the company in its efforts to achieve profitability."

James Wellnitz, President of Vidikron, commented, "We are very excited about becoming a public company. We welcome the opportunity to expand our current business and to further develop and market new video display products and services for a wide range of home theater and commercial applications. Additionally, as part of QNET, we now have access to financial markets previously unavailable to us as a private company."

SAFE HARBOR STATEMENT

Note: Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although QNET believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from QNET's expectations include completion of pending Investments, continued availability to originate new investment, the availability and cost of capital for future Investments, competition within the industry, economic conditions and other risks detailed from time to time in QNET's SEC reports. The proposed transaction is subject to various conditions that may not occur. No assurance can be given that the transaction will be closed, or if it closes, that investors of QNET will retain any level of value. The financial information with respect to Vidikron has been provided to QNET by Vidikron and has not been audited or verified independently.